Shareholder Meeting Results (Unaudited)
iSHARES® TRUST

A special meeting of shareholders of iShares Trust was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. All proposals were approved by the shareholders except as noted below. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Trustees of the Trust, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Trustee	Votes For	Votes Withheld
Lee T. Kranefuss	647,047,151	12,010,432
John E. Martinez	647,057,342	12,000,240
Richard K. Lyons	647,782,813	11,274,769
George G.C. Parker	644,369,500	14,688,081
W. Allen Reed	647,251,696	11,805,888
Cecilia H. Herbert	647,073,394	11,984,192
Charles A. Hurty	647,183,684	11,873,899
John E. Kerrigan	647,826,001	11,231,583
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Trustees of the Trust and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding issuing senior securities. Shareholders of the iShares S&P 500 Index Fund did not approve this proposal.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
S&P 500	28,684,138	331,770	578,170	29,643,868
S&P 500/BARRA Growth	16,151,133	187,349	897,314	4,816,981
S&P 500/BARRA Value	16,592,091	273,854	729,320	4,845,283
S&P MidCap 400	7,545,380	203,897	235,344	2,137,490
S&P MidCap 400/BARRA Growth	3,765,475	36,283	150,471	628,013
S&P MidCap 400/BARRA Value	6,343,999	109,722	260,103	1,340,410
S&P SmallCap 600	10,641,635	195,763	220,679	2,317,857
S&P SmallCap 600/BARRA Growth	3,551,144	72,609	145,620	1,047,918
S&P SmallCap 600/BARRA Value	5,393,185	136,195	185,747	1,070,702
S&P 1500	294,474	17,922	2,035	99,241

Proposal 2B
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding the making of loans. Shareholders of the iShares S&P 500 Index Fund did not approve this proposal.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
S&P 500	28,196,741	804,179	593,159	29,643,867
S&P 500/BARRA Growth	16,126,583	216,646	892,567	4,816,981
S&P 500/BARRA Value	16,550,269	313,614	731,382	4,845,283
S&P MidCap 400	7,348,113	396,257	240,250	2,137,491
S&P MidCap 400/BARRA Growth	3,760,019	41,636	150,574	628,013
S&P MidCap 400/BARRA Value	6,325,078	128,408	260,338	1,340,410
S&P SmallCap 600	10,281,086	328,063	448,928	2,317,857
S&P SmallCap 600/BARRA Growth	3,525,216	98,463	145,694	1,047,918
S&P SmallCap 600/BARRA Value	5,353,517	177,416	184,194	1,070,702
S&P 1500	294,036	18,101	2,294	99,241

Proposal 3
To approve a change in the classification of the investment objectives of certain Funds from fundamental to non-fundamental. Shareholders of the iShares S&P 500, iShares S&P MidCap 400 and iShares S&P SmallCap 600/BARRA Growth Index Funds did not approve this proposal.

iShares Index Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
S&P 500	24,957,333	3,933,376	703,370	29,643,867
S&P 500/BARRA Growth	15,436,667	891,232	907,897	4,816,981
S&P 500/BARRA Value	15,080,877	1,788,418	725,970	4,845,283
S&P MidCap 400	6,309,112	1,434,275	241,234	2,137,490
S&P MidCap 400/BARRA Growth	3,144,694	657,119	150,416	628,013
S&P MidCap 400/BARRA Value	5,569,810	884,429	259,585	1,340,410
S&P SmallCap 600	9,291,962	1,529,309	236,806	2,317,857
S&P SmallCap 600/BARRA Growth	3,020,845	604,113	144,415	1,047,918
S&P SmallCap 600/BARRA Value	4,576,075	954,726	184,326	1,070,702

*  Denotes Trust-wide proposal and voting results.
**
Broker non-votes are proxies received by the Fund from brokers or nominees who did not receive instructions from the beneficial owner or other persons entitled to vote and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.